UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._ )

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Great Southern Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2009

You are hereby notified and cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Great Southern Bancorp, Inc. ("Bancorp"), to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Missouri, on May 13, 2009, at 10:00 a.m., local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	The election of two directors, each for a term of three years;

2.	An advisory (non-binding) vote on executive compensation;

3.	The ratification of the appointment of BKD, LLP as Bancorp's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	Such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Pursuant to the bylaws of Bancorp, the Board of Directors has fixed March 4, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation and FOR the ratification of the appointment of the independent registered public accounting firm.

Stockholders are encouraged to attend the Annual Meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided. You may revoke your proxy as indicated in the accompanying proxy statement at any time before it is voted. If your shares are held through a bank or broker, check your proxy card to see if you can also vote by telephone or via the internet.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 13, 2009.

The Proxy Statement and the annual report to stockholders are available at www.greatsouthernbank.com (click “Investor Relations”).

By Order of the Board of Directors

William V. Turner
Chairman of the Board

Springfield, Missouri
April 13, 2009

IMPORTANT: Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope in order to ensure the representation of your shares. Prompt return of the proxy card will help ensure the presence of a quorum and save Bancorp unnecessary expense.

GREAT SOUTHERN BANCORP, INC.
1451 E. Battlefield
Springfield, Missouri 65804
(417) 887-4400

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2009

Solicitation of Proxies

This proxy statement is being furnished to stockholders of Great Southern Bancorp, Inc. ("Bancorp," the "Company," "we," "us," "our") in connection with the solicitation by our Board of Directors of proxies to vote our common stock, $.01 par value per share ("Common Stock"), at our Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Missouri, on May 13, 2009, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. The Notice of the Annual Meeting, a proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2008 (the "Annual Report") accompany this proxy statement. Certain of the information in this proxy statement relates to Great Southern Bank ("Great Southern" or the "Bank"), a wholly owned subsidiary of Bancorp.

At the Annual Meeting, stockholders are being asked to consider and vote upon (i) the election of two directors of Bancorp, (ii) an advisory (non-binding) vote on executive compensation (the “Advisory Vote on Executive Compensation”) and (iii) the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (the "Independent Auditor Proposal").

Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies received pursuant to this solicitation will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, proxies will be voted FOR the specific proposals presented in this proxy statement.

A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself have the effect of revoking a properly executed proxy.

The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. In addition to the solicitation of proxies by mail, proxies may also be solicited personally or by telephone by directors, officers and other employees of Bancorp or Great Southern not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the Common Stock.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent to stockholders is April 13, 2009.

Voting

Bancorp's Board of Directors has fixed March 4, 2009 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any and all adjournments or postponements thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 13,380,969.  These are the only securities of Bancorp entitled to vote at the Annual Meeting.

Each holder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters, except that, pursuant to Section D of Article V of Bancorp's charter, any stockholder that beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") is not entitled to vote shares in excess of the Limit.

In order for any proposals considered at the Annual Meeting to be approved by stockholders, a quorum must be present. The holders of a majority of the shares of the Common Stock entitled to vote, present in person or represented by proxy at the meeting, will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Shares in excess of the Limit, however, will not be considered present for purposes of determining a quorum. Directors will be elected by a plurality of the votes cast. Approval of the Advisory Vote on Executive Compensation and the Independent Auditor Proposal each require the affirmative vote of a majority of the votes cast on the matter.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the election of directors. With regard to the Advisory Vote on Executive Compensation and the Independent Auditor Proposal, stockholders may vote for or against these proposals or abstain from voting on these proposals. In determining the percentage of shares that have been affirmatively voted on the Advisory Vote on Executive Compensation and the Independent Auditor Proposal, the affirmative votes will be measured against the aggregate votes for and against each proposal. Thus, abstentions and broker non-votes will have no effect on the Advisory Vote on Executive Compensation and the Independent Auditor Proposal.

All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the persons nominated by the Board of Directors, FOR the Advisory Vote on Executive Compensation and FOR the Independent Auditor Proposal, and in accordance with the discretion of the persons appointed proxy for the shares upon any other matters as may properly come before the Annual Meeting.

PROPOSAL I. ELECTION OF DIRECTORS

The number of directors constituting Bancorp's Board of Directors is currently seven. Bancorp's Board is divided into three classes. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders serves for a three-year term. The terms of two of the present directors are expiring at the Annual Meeting.

The directors elected at the Annual Meeting will hold office for a three-year term expiring in 2012 or until their successors are elected and qualified. We expect that the other directors will continue in office for the remainder of their terms. The nominees for director have indicated that they are willing and able to serve as director if elected and have consented to being named as nominees in this proxy statement. If the nominees should for any reason become unavailable for election, it is intended that the proxies will be voted for the substitute nominees as shall be designated by the present Board of Directors, upon the recommendation of the Nominating Committee, unless the proxies direct otherwise.

The principal occupation and business experience for the last five years and certain other information with respect to each nominee is set forth below. The information concerning the nominees has been furnished by them to us.

Nominees to Serve a Three-Year Term Expiring at the 2012 Annual Meeting

Thomas J. Carlson, age 56, was first appointed a Director of Bancorp in January 2001. Mr. Carlson is an attorney and practiced law for 20 years. He is now engaged full-time in real estate development. His company, Carlson Gardner, Inc., builds affordable housing throughout Missouri. Mr. Carlson has also served on the Springfield City Council since 1983 and is currently in his seventh term as Mayor of the City of Springfield. None of these entities are affiliated with Bancorp.

Joseph W. Turner, age 44, joined Great Southern in 1991 and became an officer of Bancorp in 1995. Mr. J. Turner became a Director of Bancorp and Great Southern in 1997 and currently serves as President and Chief Executive Officer of Bancorp and Great Southern. Prior to joining Great Southern, Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern. Mr. J. Turner is also the brother of Julie Turner Brown, who is a Director of Bancorp and Great Southern.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to the Continuing Directors

In addition to the nominees proposed for re-election to the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, each serving for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to us.

Directors Serving a Three-Year Term Expiring at the 2010 Annual Meeting

William V. Turner, age 76, has served as the Chairman of the Board of Great Southern since 1974, Chief Executive Officer of Great Southern from 1974 to 2000, and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities with Bancorp since its formation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation (a subsidiary of Great Southern) since its incorporation in 1974. Mr. W. Turner is the father of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern. Mr. W. Turner is also the father of Julie Turner Brown, who is a Director of Bancorp and Great Southern.

Julie Turner Brown, age 47, was first appointed a Director of Great Southern and Bancorp in 2002. Ms. Brown is an attorney and shareholder with the Springfield, Missouri law firm of Carnahan, Evans, Cantwell and Brown, P.C., having joined the firm in February 1996. Ms. Brown is active in local civic affairs, serving on the Boards of the Community Foundation of the Ozarks, and the Discovery Center of Springfield, among others. Ms. Brown is the daughter of William V. Turner, who is a Director and the Chairman of the Board of Bancorp and Great Southern, and the sister of Joseph W. Turner, who is a Director and the Chief Executive Officer and President of Bancorp and Great Southern.

Earl A. Steinert, Jr., age 72, was first appointed a Director of Great Southern and Bancorp in 2004. Mr. Steinert had been a practicing certified public accountant from 1962 until his retirement in 2006. He is co-owner of EAS Investment Enterprises Inc., which owns and operates two Hampton Inns and a Hampton Inn and Suites in Springfield, Missouri. He is also managing general partner/owner of Mid American Real Estate Partners, which owns and operates apartments. Mr. Steinert is a member of the American Institute of Certified Public Accountants and Missouri Society of CPAs. None of these entities are affiliated with Bancorp.

Directors Serving a Three-Year Term Expiring at the 2011 Annual Meeting

William E. Barclay, age 79, was first elected a Director of Great Southern in 1975 and of Bancorp in 1989. Mr. Barclay is the founder and has served as President and/or Chairman of Auto-Magic Full Service Car Washes in Springfield, Missouri since 1962. Mr. Barclay also founded Barclay Love Oil Company in Springfield, Missouri in 1964, founded a chain of Ye Ole Buggy Bath Self-Service Car Washes in Springfield, Missouri in 1978 and opened a Jiffy Lube franchise in Springfield, Missouri in 1987. In 2004, Mr. Barclay sold the Auto-Magic and Jiffy Lube businesses and is now retired. None of these entities are affiliated with Bancorp.

Larry D. Frazier, age 71, was first elected a Director of Great Southern and of Bancorp in May 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is retired from White River Valley

Electric Cooperative in Branson, Missouri, where he served as Chief Executive Officer from 1975 to 1998. Mr. Frazier also has served as President of Rural Missouri Cable T.V., Inc. since 1979. These entities are not affiliated with Bancorp.

Director Independence

The Board of Directors of Bancorp has determined that Directors Barclay, Carlson, Frazier and Steinert are "independent directors," as that term is defined in Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market. These directors constitute a majority of the Board.

DIRECTORS MEETINGS AND COMMITTEES OF
THE BOARD OF DIRECTORS

Meetings of the Board and Committees of the Board

The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee. The Board of Directors has not formed any other committees. The Board of Directors of Bancorp held 19 meetings during fiscal 2008.  During fiscal 2008, each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served.

The Audit Committee of Bancorp's Board of Directors is currently comprised of Directors Frazier (Chairman), Barclay, Carlson and Steinert, each of whom is "independent" as independence for audit committee members is defined in the NASDAQ Marketplace Rules. The Board of Directors of Bancorp has determined that Director Steinert is an "audit committee financial expert," as defined in the rules of the Securities and Exchange Commission. The Audit Committee held 11 meetings during fiscal 2008.

The Audit Committee operates under a written charter adopted by Bancorp’s Board of Directors, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance." The Audit Committee is appointed by Bancorp's Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and any other areas of potential financial risks as may be specified by the Board. The Audit Committee also is responsible for hiring, retaining and terminating Bancorp's independent registered public accounting firm.

Audit Committee Report. The Audit Committee Report included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, notwithstanding the incorporation by reference of this proxy statement into any such filings. The Audit Committee of the Board of Directors of Bancorp has issued the following report with respect to the audited financial statements of Bancorp for the fiscal year ended December 31, 2008:

•	The Audit Committee has reviewed and discussed with management Bancorp's fiscal 2008 audited financial statements;

•	The Audit Committee has discussed with Bancorp's independent registered public accounting firm (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards No. 61;

•
The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board No. 1 (which relates to the firm's independence from Bancorp and its related entities) and has discussed with the independent registered public accounting firm their independence from Bancorp; and

•
Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Audit Committee of the Board of Directors of Bancorp:

Larry D. Frazier
William E. Barclay
Thomas J. Carlson
Earl A. Steinert, Jr.

The Compensation Committee, which consists solely of independent directors, is currently comprised of Directors Barclay (Chairman), Frazier, Carlson and Steinert. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering our compensation and benefit programs. The Compensation Committee also is responsible for:

•	reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating the Chief Executive Officer's performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer's compensation level based on this evaluation;

•
overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management. This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	administering any benefit plan which the Board has determined should be administered by the Committee;

•
conducting such reviews of our incentive and other compensation programs, providing such reports and certifications and discharging any other obligations which the Committee may have as a result of our participation in the TARP Capital Purchase Program or any other government program; and

•	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance." The members of the Compensation Committee are "independent directors," as that term is defined in the NASDAQ Marketplace Rules. During 2008, the Compensation Committee met twice.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

The Stock Option Committee is currently comprised of Directors Carlson (Chairman), Barclay, Frazier and Steinert. The Stock Option Committee generally meets at least once per year (usually late in the third quarter or early in the fourth quarter) to consider stock option grants to officers and at other times during the year as necessary to consider proposals for the granting of stock options to employees. The Stock Option Committee met three times during 2008.

The Nominating Committee, which consists solely of independent directors, is currently comprised of Directors Barclay, Frazier, Carlson and Steinert. The Nominating Committee met once during 2008. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee also is responsible for:

•	recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in Bancorp's charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Bancorp's communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•
reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Bancorp's charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	performing any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Bancorp's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of Bancorp no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice of the date of the meeting is given or made to stockholders by public notice or mail, nominations must be received by Bancorp not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Bancorp's bylaws.

The Nominating Committee operates under a formal written charter, a copy of which is available on our website, at www.greatsouthernbank.com, by clicking "Investor Relations" and then "Corporate Governance."

Stockholder Communications with Directors

Stockholders may communicate with Bancorp's Board of Directors by writing to: William V. Turner, Chairman of the Board, Great Southern Bancorp, Inc., 1451 E. Battlefield, Springfield, Missouri 65804.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Every current director of Bancorp attended last year's annual meeting of stockholders.

Directors' Compensation

Directors of Bancorp receive a monthly fee of $750, which is the only compensation paid to directors by Bancorp, except for stock options which may be granted in the discretion of the Board of Directors under Bancorp's 2003 Stock Option and Incentive Plan. Directors of Great Southern receive a monthly fee of $1,750. The directors of Bancorp and the directors of the Bank are the same individuals. As the sole director of Great Southern Financial Corporation, a wholly owned subsidiary of the Bank, William V. Turner, the Chairman of the Board of Directors of Bancorp and Great Southern, receives a monthly fee of $600 for his service on that board. The directors of Bancorp and its subsidiaries are not paid any fees for committee service and are not reimbursed for their costs incurred in attending Board and committee meetings.

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on Bancorp's Board of Directors in 2008. Compensation paid to Messrs. W. and J. Turner for their service as directors is reflected in the Summary Compensation Table under the "Salary" Column.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William E. Barclay	$30,000	$6,308(2)	---	$36,308
Julie Turner Brown	30,000	6,308(2)	---	36,308
Thomas J. Carlson	30,000	6,308(2)	---	36,308
Larry D. Frazier	30,000	6,308(2)	---	36,308
Earl A. Steinert	30,000	7,056(3)	---	37,056
________________
(1)
Amounts in the table represent the compensation cost of stock options recognized for 2008 for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("FAS 123R"), and includes the cost attributable to grants made in prior years. The assumptions used in calculating these amounts are set forth in Note 19 of the Notes to Consolidated Financial Statements contained in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. As of December 31, 2008, total shares underlying stock options held by the directors were as follows: Mr. Barclay - 10,000 shares; Ms. Brown - 10,000 shares; Mr. Carlson - 10,000 shares; Mr. Frazier - 7,500 shares; and Mr. Steinert - 5,000 shares.

(2)
On August 20, 2003, each non-employee director was granted an option to purchase 10,000 shares (adjusted for the May 2004 two-for-one stock split in the form of a stock dividend) at a cost for FAS 123R purposes of $4.73 per share. Mr. Steinert was not a director at that time.

(3)
On March 17, 2004, Director Steinert was granted an option to purchase 10,000 shares (adjusted for the May 2004 two-for-one stock split in the form of a stock dividend) at a cost for FAS 123R purposes of $3.53 per share.

Indebtedness of Management and Transactions with Certain Related Persons

The charter of the Audit Committee of Bancorp's Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K) on a regular basis.

Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential first mortgage loans and home equity lines of credit have been granted at interest rates equal to Great Southern's cost of funds. Residential first mortgage loans are subject to annual adjustments while home equity lines of credit are subject to monthly adjustments. Other than the interest rate, these loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Great Southern. Great Southern may also grant loans to officers, directors and employees, their related interests and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons which, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

No directors, executive officers or their affiliates, had aggregate indebtedness to Great Southern on below market rate loans exceeding $120,000 at any time since January 1, 2008 except as noted below.

Name	Position	Date of Loan	Largest Amount Outstanding Since 01/01/08	Balance as of 12/31/08	Interest Rate at 12/31/08	Type

Joseph W. Turner	CEO and President of Bancorp and Great Southern	07/28/06 10/11/06	$733,101 ---	$718,949 ---	2.80% 2.94%	Home Mortgage Home Equity Line

Rex A. Copeland	Treasurer of Bancorp; Senior Vice President and CFO of Great Southern	06/01/00 09/19/08	145,435 40,019	140,972 30,074	2.82% 2.94%	Home Mortgage Home Equity Line

Steven G. Mitchem	Senior Vice President and Chief Lending Officer of Great Southern	05/10/06 11/17/06	348,047 ---	340,663 ---	2.82% 2.94%	Home Mortgage Home Equity Line

William E. Barclay	Director	04/18/07 04/18/07	251,876 4,065	246,718 ---	2.88% 2.94%	Home Mortgage Home Equity Line

Thomas J. Carlson	Director	07/01/03	257,251	250,897	2.79%	Home Mortgage

Director Julie Turner Brown is a member of the law firm of Carnahan, Evans, Cantwell and Brown, P.C., which represents both Great Southern and Bancorp in corporate matters. Fees paid to this firm in 2008 for services rendered to Great Southern and Bancorp totaled $37,803.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our "named executive officers":

•	William V. Turner, Chairman of the Board of Directors of Bancorp and Great Southern;

•	Joseph W. Turner, President and Chief Executive Officer of Bancorp and Great Southern;

•	Rex A. Copeland, Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern;

•	Steven G. Mitchem, Senior Vice President and Chief Lending Officer of Great Southern; and

•	Douglas W. Marrs, Secretary of Bancorp and Vice President - Operations of Great Southern.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

The Compensation Committee (the "Committee") of Bancorp's Board of Directors, which consists solely of independent directors, administers our compensation and benefit programs and determines the compensation of our senior management. The Committee is responsible for setting and administering the policies which govern executive compensation. The Committee has focused its evaluation of executive compensation on operating performance and the creation of stockholder value, with the intent of meeting the following objectives:

•	maintain the financial strength, safety and soundness of Bancorp and Great Southern;

•	reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;

•	focus management on long term goals through long-term incentives;

•	contain fixed costs by de-emphasizing fixed pay while emphasizing variable pay based on performance;

•	provide fair, reasonable and competitive base salaries;

•	provide the opportunity to earn additional compensation if Bancorp's stockholders experience long-term increases in the value of Bancorp stock; and

•	emphasize long-term stock ownership of Bancorp stock by executive officers.

While the primary components of our compensation program have been base salary, annual incentive bonus and long-term incentives in the form of stock options, the Committee also takes into account the full compensation package provided to the individual, including pension benefits, termination agreements, insurance, perquisites and other benefits. In structuring Mr. J. Turner's pay for 2008, the Committee reviewed several surveys of compensation paid to the chief executive officers of groups of publicly held financial institutions comparable to us in size and performance based in Missouri and throughout the Midwest.

Compensation Restrictions under TARP Capital Purchase Program and American Recovery and Reinvestment Act of 2009

TARP Capital Purchase Program.  In December 2008, we participated in the TARP Capital Purchase Program of the United States. Department of the Treasury (the “Treasury”), pursuant to which the Treasury invested $58.0 million in our preferred stock and received a ten-year warrant to purchase 909,091 shares of our common stock at an exercise price of $9.57 per share.  As a participant in the TARP Capital Purchase Program, we are subject to the following restrictions and requirements with respect to compensation paid to our "senior executive officers," which includes each of the named executive officers:

•
A prohibition from making “golden parachute payments” over the limits in Section 280G of the Internal Revenue Code to our senior executive officers triggered by an involuntary termination of employment (but not based solely on a change in control).

•
Make any bonus or incentive compensation payment to a senior executive officer that is based on financial statements or financial performance subject to repayment (often referred to as a “clawback”) if such financial statements or performance figures later prove to be materially inaccurate.

•
Review within 90 days of the TARP Capital Purchase Program closing and annually thereafter our senior executive bonus and incentive compensation programs to determine if they encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our company.

•	Limitation on our tax deduction for compensation earned annually by each of the senior executive officers to $500,000.

As part of the analysis and decision-making process relating to our participation in the TARP Capital Purchase Program, the Committee and the Board of Directors were apprised of these restrictions and requirements on executive compensation.  Our participation in the TARP Capital Purchase Program was a catalyst for several actions by the Committee and our senior executive officers:

•
Each senior executive officer entered into a compensation modification agreement and executed a waiver consenting to the restrictions and limitations required by the TARP Capital Purchase Program rules.

•	The Committee conducted a review of our senior executive incentive programs from a risk perspective and concluded that they do not encourage unnecessary or excessive risk.

American Recovery and Reinvestment Act of 2009.    On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”).  The ARRA amends, among other things, the TARP Capital Purchase Program legislation by directing the Treasury to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the TARP Capital Purchase Program.  These limitations are to include:

•
A prohibition on paying or accruing bonus, incentive or retention compensation for at least the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements;

•
A prohibition on making any payments to the five highest paid executive officers and the next five most highly compensated employees for departure from our company other than compensation earned for services rendered or accrued benefits;

•
Subjecting bonus, incentive and retention payments made to the five highest paid executive officers and the next 20 most highly compensated employees to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	A prohibition on any compensation plan that would encourage manipulation of reported earnings;

•
Establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•
Submitting a “say-on-pay” proposal to a non-binding vote of stockholders, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal will be presented at the Annual Meeting, as described in this proxy statement under “Proposal II. Advisory (Non-Binding) Vote on Executive Compensation; and

•
A review by the Treasury of any bonus, retention awards or other compensation paid to the five highest paid executive officers and the next 20 most highly compensated employees prior to February 17, 2009 to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.

As noted, the ARRA directs the Treasury to issue regulations implementing the foregoing.  There are numerous questions regarding the scope of the limitations and the requirements of the ARRA.  None of the regulations mandated by the law have been issued to date.  Pending the issuance of regulations, the Board, Committee and management are reviewing the requirements of the ARRA, its impact on compensation on a current and going forward basis, and the effect of the law’s requirements on our competitive position.  Actions required by the ARRA and consideration of competitive factors may include changes to the form and amount of compensation paid to our executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation, issuance of long-term restricted stock awards and modifications to existing agreements.  Because of this uncertainty regarding the impact of the ARRA, except as expressly mentioned otherwise, the following discussion does not address the effect, if any, compliance with the ARRA may have on our executive compensation program and references to the TARP Capital Purchase Program refer to its requirements as applicable prior to the ARRA.  All of the TARP-related restrictions on our executive compensation program will remain in place so long as the Treasury holds the securities we issued under the TARP Capital Purchase Program.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive's experience and tenure, our overall annual strategic plan for salary increases, the executive's individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. These agreements provide that the annual base salaries payable to Messrs. W. and J. Turner may be reduced only as part of an overall program, implemented prior to a change in control, applied uniformly and equitably to all members of our senior management. Since 2005, in recognition of the increased responsibilities assumed by Mr. J. Turner and at Mr. W. Turner's suggestion, Mr. W. Tuner's base annual salary has remained at $200,000 and he has waived his right to receive the annual cash bonus provided for under his employment agreement (discussed below under "-Bonuses"). Mr. J. Turner's base annual salary was $228,800 for 2007 and 2008 and currently remains at that level for 2009.  Since 2005, Mr. J. Turner has also received a higher bonus percentage than that provided for under his employment agreement (discussed below under "-Bonuses"). In setting the base salaries of the other executive officers, the Committee takes into account the responsibilities of the position and the experience level of the individual executive, as well as our financial performance. The evaluation of individual performance is an inherently subjective process.

Bonuses

Under their employment agreements, Messrs. W. and J. Turner are each entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings. As discussed above, since 2005, Mr. W. Turner has waived his right to this bonus, and Mr. J. Turner has received an annual bonus equal to three-quarters of one percent of Bancorp's pre-tax earnings. Consequently, for 2008, Mr. W. Turner received no bonus and, as a result of our pre-tax net loss for 2008, Mr. J. Turner also received no bonus for 2008.

For 2008, each of the executive officers other than Messrs. W. and J. Turner was eligible for a cash bonus under the Annual Incentive Bonus Plan of up to 15% of base annual salary, with up to one-half of this bonus based on the achievement of targeted earnings per share and up to one-half of this bonus based on individual performance. The targeted earnings per share for 2008 was not achieved, so no amount of the company performance portion of the bonus was paid to the executive officers. Each executive officer received an amount based on his individual performance during 2008. Bonuses paid for 2008 to the named executive officers are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

Because of the restrictions of the ARRA, the bonus arrangements for 2009 are currently under evaluation.

Stock Options

Stock options have been  an integral part of our executive compensation program. They are intended to encourage ownership and retention of Bancorp's stock by key employees as well as non-employee members of the Board of Directors. Through stock options, the objective of aligning key employees' long-term interests with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. In fiscal 2003, Bancorp's stockholders approved the 2003 Stock Option and Incentive Plan. Upon approval of the 2003 plan by stockholders, Bancorp's Board of Directors froze the 1997 Stock Option and Incentive Plan, which means that no new grants of awards will be made under that plan, but outstanding awards under the plan were not affected. The Stock Option Committee, consisting of Directors Frazier, Barclay, Carlson and Steinert, considers additional options each year as needed to attract and retain employees. These grants typically have been made late in the third quarter or early in the fourth quarter of each year, though the Stock Option Committee retains discretion to grant options at any time during the year. Our senior management group provides recommendations to the Committee for option grants for rank and file employees. Mr. J. Turner provides recommendations to the Committee for grants to members of the senior management group other than himself. All options granted by the Committee are subject to ratification by the Board of Directors, which typically occurs on the same day as the Committee approval. We do not coordinate the timing of stock option grants with the release of material non-public information.

As required by plan, stock options have an exercise price that is equal to no less than the market value of Bancorp's common stock on the date of grant, which is the date on which the Board of Directors ratifies the approval of the grant by the Stock Option Committee To provide an incentive for a sustained increase in the value of our common stock, stock options granted to employees typically do not begin vesting until the second anniversary of the grant date, with 25% of the option vesting on that second anniversary date and 25% vesting on each anniversary date thereafter through the fifth anniversary date.

Because of various ambiguities in the ARRA, the extent to which we will need to modify the equity compensation component of our executive compensation program is not currently known.

Retirement and Other Benefits

We participate in a multi-employer defined benefit pension plan covering all employees who have met minimum service requirements. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan will continue to accrue benefits. For information regarding benefits payable under this plan to the named executive officers, see "Pension Benefits."

We have a defined contribution retirement plan covering substantially all of our employees. During 2008, we matched 100% of the employee's contribution on the first 4% of the employee's compensation, and also matched 50% of the employee's contribution on the next 2% of the employee's compensation. Our matching contributions for 2008 under this plan to the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column.

In July 1984, Great Southern purchased a key man insurance policy on the life of Mr. W. Turner. Great Southern is the owner of, and beneficiary under, this policy, which currently has a cash surrender value of approximately $364,000 and a death benefit of approximately $477,000. Recognizing the benefits Great Southern received and would continue to receive from the earnings under the policy and the increase in its cash surrender value, in September 1997 (at the time of Mr. W. Turner's attainment of age 65, Great Southern's general retirement age), Great Southern's Board of Directors agreed to pay Mr. W. Turner monthly cash amounts totaling $25,000 per year, for ten years. The last of these payments was made in August 2007.

In addition to the term life insurance coverage maintained for nearly all employees (providing a maximum death benefit of $60,000), Great Southern maintains supplemental life insurance coverage for all personnel with an "officer" designation, which provides a death benefit ranging from $75,000 to $150,000, depending on the officer's salary. Each named executive officer has the maximum coverage ($150,000) under the supplemental life insurance benefit, and each named executive officer other than Mr. W. Turner (who does not have a term life insurance benefit) has the maximum coverage ($60,000) under the term life insurance benefit. Premiums paid on behalf of the named executive officers are reflected in the Summary Compensation Table under the "All Other Compensation" column. As part of its health insurance coverage, Great Southern also provides long-term disability coverage to all employees generally. Each of the named executive officers other than Mr. W. Turner (who does not participate in Great Southern's health insurance plan) is entitled to the maximum long-term disability benefit of $5,000 per month.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits for 2008 to the named executive officers for the fiscal year ended December 31, 2008, are included in the Summary Compensation Table under the "All Other Compensation" column.   The perquisites and other personal benefits we have provided to our executive officers may become subject to the policy on luxury expenditures we will be required to adopt under the ARRA implementing regulations

Payments Upon Termination or Change in Control

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp that provides for certain payments and benefits if their employment is terminated under certain scenarios, including, but not limited to, within the 12 months preceding, at the time of or within 24 months after a change in control. See "Employment Agreements." These employment agreements thus requires a "double trigger" in order for any payments or benefits under the agreements to be provided to Messrs. W. or J. Turner in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments and benefits is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, the mere sale of our company will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring company so desires without a material reduction in the executive's duties, responsibilities or benefits. Each of the employment agreements with Messrs. W. and J. Turner contains a tax gross up provision which provides generally that if the executive receives payments or benefits in connection with a change in control, then to the extent such payments or benefits constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount (referred to as a "gross up payment") that will offset, on an after tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide an equal level of benefit without regard to the effects of the excise tax, we determined that Section 4999 gross up payments are appropriate for Messrs. W. and J. Turner.

Amounts payable to Messrs. W. and J. Turner under their employment agreements may be limited by the ARRA.

We do not have employment or severance agreements with any of our other named executive officers. To mitigate the risk of loss of benefits to these officers if a change in control occurs, their unvested stock options (like the unvested stock options of all other employees) will vest in full upon a change in control.

Other Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary, with a view toward implementing our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m). The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. Stock options, which are the only form of equity-based award currently provided to executive officers, automatically constitute qualified performance-based compensation, provided that certain plan content and grant procedure requirements are met. In addition, the employment agreements with Messrs. W. and J. Turner provide for mandatory deferral of compensation if necessary to ensure the tax deductibility by us.  See "Employment Agreements."   As a result of our participation in the TARP Capital Purchase Program, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the Treasury retains its TARP Capital Purchase Program investment in our company.  The TARP Capital Purchase Program provides for application of the $500,000 limitation on a pro rata basis with respect to calendar years during which the Treasury held its investment for less than the full year, as was the case in 2008 when the Treasury held its investment in us for less than one month.

With our adoption, effective January 1, 2006, of FAS 123R, which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. J. Turner, recommends to the Committee base salary, target bonus levels, actual bonus payments and stock option grants for executive officers (other than himself). Mr. J. Turner is not involved with any aspect of determining his own compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for the years ended December 31, 2008, 2007 and 2006:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards $(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

William V. Turner Chairman of the Board of Bancorp and Great Southern	2008 2007 2006	$237,269 237,200 237,200	$ --- --- ---	$ --- --- ---	$22,869 22,255 26,875	$ --- --- ---	$ --- --- ---	$154,918 175,590 188,658	$415,056 435,045 452,733

Joseph W. Turner Chief Executive Officer and President of Bancorp and Great Southern	2008 2007 2006	$258,869 258,433 232,555	$ --- --- ---	$ --- --- ---	$34,079 29,625 27,975	$ --- 327,316 334,519	$68,000 15,000 16,000	$11,915 23,677 54,284	$372,863 654,051 665,333

Rex A. Copeland Treasurer of Bancorp and Senior Vice President and Chief Financial Officer of Great Southern	2008 2007 2006	$178,084 172,697 164,600	$ --- --- ---	$ --- --- ---	$25,660 28,237 26,692	$11,585 12,113 22,248	$24,000 6,000 7,000	$9,342 9,923 7,493	$248,671 228,970 228,033

Steven G. Mitchem Chief Lending Officer of Great Southern	2008 2007 2006	$190,069 180,018 164,775	$ --- --- ---	$ --- --- ---	$25,247 27,940 26,396	$ --- 11,400 23,484	$95,000 34,000 34,000	$10,575 10,790 8,600	$320,891 264,148 257,255

Douglas W. Marrs Secretary of Bancorp and Vice President – Operations and Secretary of Great Southern(7)	2008 2007	$105,716 102,971	$ --- ---	$ --- ---	$10,742 11,295	$ 6,345 7,222	$29,000 8,000	$5,951 6,021	$147,754 135,509

_______________
(1)	Includes directors' fees of $37,200 for Mr. W. Turner and $30,000 for Mr. J. Turner for each year shown in the table.
(2)	Bonus amounts are reported under the "Non-Equity Incentive Plan Compensation" column.
(3)
Reflects the dollar amounts recognized for financial statement reporting purposes for the years shown in the table, in accordance with FAS 123R, of stock options granted to the named executive officers (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions) and thus may include amounts from awards granted in and prior to those years. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

(4)	Represents incentive bonus awards earned for the years shown in the table.
(5)
Represents the changes during the years shown in the table in the actuarial present value of the named executive officer's accumulated benefit under Great Southern's multi-employer defined benefit pension plan. The assumptions used for this calculation were the same as those used for the calculation of the present value of accumulated benefit in the table under "Pension Benefits."

(6)
For Mr. W. Turner, the amount in the table includes the aggregate incremental cost to Bancorp of certain perquisites and other personal benefits provided to him, comprised of personal use of Great Southern's aircraft, payment of club dues, payments of the costs of an executive physical, use of tickets to various local sporting events and personal use of a lake home and boat owned by Bancorp. Bancorp sold the lake home in 2008 and the boat in 2009.  Mr. J. Turner received perquisites and other personal benefits similar to those provided to Mr. W. Turner, other than the cost of an executive physical in 2008 and the use of a lake home and boat previously owned by Bancorp. Because the aggregate incremental cost to Bancorp in 2008 of providing these perquisites and other  personal benefits to Mr. J. Turner was less than $10,000, the amount of these perquisities and other personal benefits for 2008 are not included in the table in accordance with the rules of the Securities and Exchange Commission. For each of the other named executive officers, the aggregate incremental cost to Bancorp of the perquisites and other personal benefits provided to them during each year shown in the table were less than $10,000; in accordance with the rules of the Securities and Exchange Commission, the amounts of these perquisites and other personal benefits are not included in the table for any of those years. For Mr. W. Turner, the amount in the table for 2008 also includes, and for each of the other named executive officers, the amount in the table for 2008 is comprised of, the following: (a) company matching contributions under our 401(k) plan (Mr. W. Turner - $10,032, Mr. J. Turner - $11,500, Mr. R. Copeland - $8,927, Mr. S. Mitchem - $9,526 and Mr. D. Marrs - $5,286); (b) life insurance premiums paid by Great Southern for the benefit of Mr. W. Turner - $2,751, Mr. J. Turner - $415, Mr. R. Copeland - $415, Mr. S. Mitchem - $1,049 and  Mr. D. Marrs - $665; and (c) annual benefit payments under our pension plan to Mr. W. Turner - $114,000.

(7)	No compensation information is provided for Mr. Marrs for 2006 because he was not a named executive officer in Bancorp’s Summary Compensation Table for 2006.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2008.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Thres- hold ($)(1)	Target ($)(1)	Maximum ($)(1)	Thres- hold ($)	Target ($)	Maximum ($)

William V. Turner	n/a	$---	$---	$---	---	---	---	---	---	---	---
	n/a	---	---	---	---	---	---	---	---	---	---
Total

Joseph W. Turner	n/a	$---	$---	$---	---	---	---	---	---	---	---
	n/a	---	---	---	---	---	---	---	---	---	---
Total

Rex A. Copeland	n/a	$---	$---	$28,071	---	---	---	---	---	---	---
	11/19/08	---	---	---	---	---	---	---	4,200	$8.36	$7,014
Total		$---	$---	$28,071					4,200

Steven G. Mitchem	n/a	$---	$---	$29,925	---	---	---	---	---	---	---
	n/a	---	---	---	---	---	---	---	---	---	---
Total		$---	$---	$29,925					---	---	---

Douglas W. Marrs	n/a	$---	$---	$16,656	---	---	---	---	---	---	---
	11/19/08	---	---	---	---	---	---	---	1,900	$8.36	$3,173
Total		$---	$---	$16,656					1,900
______________________
(1)
Under their employment agreements, each of Messrs. W. and J. Turner are entitled to receive annual cash bonuses equal to one-half of one percent of Bancorp's pre-tax earnings. Since 2005, Mr. W. Turner has waived his right to this bonus, and Mr. J. Turner has been entitled to an annual bonus equal to three-quarters of one percent of Bancorp's pre-tax earnings. For 2008, each of the named executive officers other than Messrs. W. and J. Turner was eligible for a cash bonus under the Annual Incentive Bonus Plan of up to 15.75% of base annual salary, with up to one-half of this bonus based on the achievement of targeted growth in earnings per share and up to one-half of this bonus based on individual performance. See "Compensation Discussion and Analysis-Bonuses." The actual bonus amounts awarded to Messrs. J. Turner, Copeland, Mitchem and Marrs for 2008 are set forth in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2)	Represents a stock option grant under Bancorp's 2003 Stock Option and Incentive Plan that is scheduled to vest in 25% increments beginning November 19, 2010.
(3)
Represents the grant date fair value of the award determined in accordance with FAS 123R. The assumptions used in calculating the grant date fair value of these awards are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Each of Messrs. W. and J. Turner has an employment agreement with Bancorp. For descriptions of these agreements, see "Employment Agreements."

Outstanding Equity Awards At December 31, 2008

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William V. Turner	16,000	---	---	20.1200	09/25/2013	---	---	---	---
	12,000	---	---	32.0700	09/22/2014	---	---	---	---
	12,000	---	---	30.3400	09/20/2015	---	---	---	---
	1,250	3,750(1)	---	30.6600	10/18/2016	---	---	---	---
	---	5,000(2)	---	25.4800	10/17/2017	---	---	---	---
Total	41,250	8,750	---			---	---	---	---

Joseph W. Turner	16,000	---	---	20.1200	09/25/2013	---	---	---	---
	12,000	---	---	32.0700	09/22/2014	---	---	---	---
	12,000	---	---	30.3400	09/20/2015	---	---	---	---
	2,400	7,200(3)	---	30.6600	10/18/2016	---	---	---	---
	---	9,600(4)	---	25.4800	10/17/2017	---	---	---	---
Total	42,400	16,800	---			---	---	---	---

Rex A. Copeland	5,000	---	---	9.0783	03/15/2010	---	---	---	---
	3,120	---	---	7.9220	09/20/2010	---	---	---	---
	6,000	---	---	12.8975	09/24/2011	---	---	---	---
	6,000	---	---	18.1875	09/18/2012	---	---	---	---
	7,000	---	---	20.1200	09/25/2013	---	---	---	---
	3,938	1,312(5)	---	32.0700	09/22/2014	---	---	---	---
	2,626	2,624(6)	---	30.3400	09/20/2015	---	---	---	---
	1,050	3,150(7)	---	30.6600	10/18/2016	---	---	---	---
	---	4,200(8)	---	25.4800	10/17/2017	---	---	---	---
	---	4,200(9)	---	8.3600	11/19/2018	---	---	---	---
Total	34,734	15,486	---			---	---	---	---

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Steven G. Mitchem	1,200	---	---	11.8908	01/20/2009	---	---	---	---
	5,000	---	---	7.9220	09/20/2010	---	---	---	---
	6,000	---	---	12.8975	09/24/2011	---	---	---	---
	6,000	---	---	18.1875	09/18/2012	---	---	---	---
	7,000	---	---	20.1200	09/25/2013	---	---	---	---
	3,938	1,312(10)	---	32.0700	09/22/2014	---	---	---	---
	2,626	2,624(11)	---	30.3400	09/20/2015	---	---	---	---
	1,050	3,150(12)	---	30.6600	10/18/2016	---	---	---	---
	---	4,200(13)	---	25.4800	10/17/2017	---	---	---	---
Total	32,814	11,286	---			---	---	---	---

Douglas W. Marrs	625	---	---	18.1875	09/18/2012	---	---	---	---
	1,500	---	---	20.1200	09/25/2013	---	---	---	---
	1,854	396(14)	---	32.0700	09/22/2014	---	---	---	---
	1,126	1,124(15)	---	30.3400	09/20/2015	---	---	---	---
	450	1,350(16)	---	30.6600	10/18/2016	---	---	---	---
	---	1,900(17)	---	25.4800	10/17/2017	---	---	---	---
	---	1,900(18)	---	8.3600	11/19/2018	---	---	---	---
Total	5,555	6,670	---			---	---	---	---
__________________
(1)	Vesting schedule is as follows: 1,250 shares on October 18, 2008, 2009, 2010 and 2011.
(2)	Vesting schedule is as follows: 1,250 shares on October 17, 2009, 2010, 2011 and 2012.
(3)	Vesting schedule is as follows: 2,400 shares on October 18, 2008, 2009, 2010 and 2011.
(4)	Vesting schedule is as follows: 2,400 shares on October 17, 2009, 2010, 2011 and 2012.
(5)	Vesting schedule is as follows: 891 shares on December 31, 2005, 566 shares on September 22, 2006, 1,169 shares on September 22, 2007 and 1,312 shares on September 22, 2008 and 2009.
(6)	Vesting schedule is as follows: 1,878 shares on December 31, 2005, 748 shares on September 20, 2008 and 1,312 shares on September 20, 2009 and 2010.
(7)	Vesting schedule is as follows: 1,050 shares on October 18, 2008, 2009, 2010 and 2011.
(8)	Vesting schedule is as follows: 1,050 shares on October 17, 2009, 2010, 2011 and 2012.
(9)	Vesting schedule is as follows: 1,050 shares on November 19, 2010, 2011, 2012 and 2013.
(10)	Vesting schedule is as follows: 1,148 shares on December 31, 2005, 309 shares on September 22, 2006, 1,169 shares on September 22, 2007 and 1,312 shares on September 22, 2008 and 2009.
(11)	Vesting schedule is as follows: 1,878 shares on December 31, 2005, 748 shares on September 20, 2008, and 1,312 shares on September 20, 2009 and 2010.
(12)	Vesting schedule is as follows: 1,050 shares on October 18, 2008, 2009, 2010 and 2011.
(13)	Vesting schedule is as follows: 1,050 shares on October 17, 2009, 2010, 2011 and 2012.
(14)	Vesting schedule is as follows: 1,854 shares on December 31, 2005, and 396 shares on September 22, 2009.

(15)	Vesting schedule is as follows: 563 shares on September 20, 2007 and 2008, and 562 shares on September 20, 2009 and 2010.
(16)	Vesting schedule is as follows: 450 shares on October 18, 2008, 2009, 2010 and 2011.
(17)	Vesting schedule is as follows: 475 shares on October 17, 2009, 2010, 2011 and 2012.
(18)	Vesting schedule is as follows: 475 shares on November 19, 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised during the year ended December 31, 2008 by each named executive officer:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

William V. Turner	0	$ ---
Joseph W. Turner	0	$ ---
Rex A. Copeland	0	$ ---
Steven G. Mitchem	1,200	$ 5,702
Douglas W. Marrs	0	$ ---
________________

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

Pension Benefits

Great Southern participates in the Pentegra Financial Institutions Retirement Fund, a multi-employer comprehensive defined benefit pension plan. Effective July 1, 2006, this plan was closed to new participants. Employees already in the plan as of that date generally will continue to accrue benefits. Mr. W. Turner is no longer accruing additional benefits under the plan. A participant becomes fully vested after five years of service. The annual benefit for normal retirement (after attaining age 65) is calculated as follows:

(2% x # yrs. svc. prior to 07/01/06) + (1% x # yrs. svc. after 07/01/06) x "high-five average salary" = annual benefit

The "high-five average salary" refers to the participant's average annual salary for the five consecutive years of highest salary, provided that any increase in salary after July 1, 2006 will not be taken into account. A participant retiring with 28 years of service prior to July 1, 2006 and 2 years of service after July 1, 2006 and a high-five average salary of $150,000 would receive an annual benefit of $87,000 ((2% x 28) + (1% x 2) x $150,000).

A participant becomes eligible for early retirement at age 45, in which case the benefit otherwise payable beginning at age 65 is reduced by applying an early retirement factor based on his or her age when payments begin. The factor is determined by subtracting the following from 100%: 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. If payments were to begin at age 55, the early retirement factor would be 50%. A participant taking early retirement at age 55 with 18 years of service prior to July 1, 2006 and 2 years of service after July 1, 2006 and a high-five average salary of $100,000 would receive an annual benefit of $19,000 ((2% x 18) + (1% x 2) x $100,000 x 50%). Messrs. Mitchem and Marrs are the only named executive officers currently eligible for early retirement under the pension plan.

The regular form of retirement benefit (whether normal or early) is guaranteed for the life of the participant, but not less than 120 monthly installments. If a retired participant dies before receiving 120 monthly installments, his or her beneficiary would be entitled to the present value of the unpaid installments in a lump sum (or in installments, at the election of the participant or his or her beneficiary). If a participant dies in active service after having become vested, his or her beneficiary is entitled to a lump sum death benefit equal to the present value of 120 monthly retirement benefit installments which would have been payable had the participant's retirement benefits commenced on the first day of the month after the month in which he or she died. Either the participant or his or her beneficiary may elect to have the active service death benefit paid in installments over a period of up to ten years or as a lifetime annuity.

The annual benefit under the pension plan is subject to Internal Revenue Service limits (generally $230,000 for 2008).

The following table sets forth information regarding benefits payable to the named executive officers under the pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William V. Turner	Pentegra Retirement Fund	24	$1,179,000	$114,000
Joseph W. Turner	Pentegra Retirement Fund	16	187,000	---
Rex A. Copeland	Pentegra Retirement Fund	8	59,000	---
Steven G. Mitchem	Pentegra Retirement Fund	18	329,000	---
Douglas W. Marrs	Pentegra Retirement Fund	12	86,000	---

The information contained in the table above was provided to us by Pentegra Retirement Services. The amounts shown for the present value of accumulated benefit were calculated by Pentegra Retirement Services assuming an age 65 retirement date, a discount rate of 6.74% and the 2000 RP Mortality (generational) table projected five years for post-retirement mortality.

Employment Agreements

Effective October 1, 2002, Messrs. W. and J. Turner (the "Employees") entered into new employment agreements with Bancorp (the "Employment Agreements"). Each Employment Agreement is for a five-year term and provides for an extension of one year, in addition to the then-remaining term under the agreement, on each October 1st, as long as (1) Bancorp has not notified the Employee at least 90 days in advance that the term will not be extended further and (2) the Employee has not received an unsatisfactory performance review by the Board of Directors of Bancorp or Great Southern. Pursuant to the most recent extensions, the term of each Employment Agreement ends September 30, 2012. The Employment Agreements provide for annual base salaries as determined from time to time by the Compensation Committee of the Board of Directors, subject to reduction only as part of an overall program, implemented prior to a change in control (as defined in the Employment Agreements), applied uniformly and equitably to all members of senior management. The Employment Agreements also provide for participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of Bancorp and Great Southern and equitable participation in any performance-based and discretionary bonuses awarded to the executive officers of Bancorp and Great Southern. In addition, each Employee is entitled to an annual bonus equal to one-half of one percent of Bancorp's pre-tax earnings for the year; for every year since 2005, Mr. W. Turner has waived his right to receive this bonus and, as a result, Mr. J. Turner has been entitled to a bonus under this provision equal to three-quarters of one percent of Bancorp's pre-tax earnings for the year.  Because of the ARRA, however, this bonus arrangement, along with the bonus arrangements for the other executive officers, is currently under evaluation.  See "Compensation Discussion and Analysis-Bonuses."

Each Employment Agreement provides that if the Employee's employment is involuntarily terminated, then during the remaining term of the agreement he will be entitled to receive (1) on a monthly basis, 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, subject to reduction by the amount of the Employee's earned income during the applicable payout period; (2) substantially the same life and disability insurance coverage and health and dental benefits as he and his dependents and beneficiaries would have received if he had remained employed, subject to reduction to the extent he receives equivalent or better benefits from another employer (the "Post-Employment Group Health, Life and Disability Insurance Benefits"); and (3) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of Bancorp, a lump sum amount in cash equal to 299% of the Employee's "base amount" (as defined in Section 280G of the Internal Revenue Code).

The term "involuntary termination" is defined as termination of the Employee's employment by Bancorp or Great Southern (other than for cause, or due to death, disability or specified violations of law) without the Employee's consent or by the Employee following a material reduction of or interference with his duties, responsibilities or benefits without his consent. Each Employment Agreement provides that to the extent the Employee receives any amounts or benefits, whether under the Employment Agreement or otherwise, that will constitute "excess parachute payments" under Section 280G of the Internal Revenue Code and subject him to excise tax under Section 4999 of the Internal Revenue Code, he will be paid an additional amount that will offset the effect of any such excise tax.

Each Employment Agreement also provides that if the Employee dies while employed under the Employment Agreement, his estate or designated beneficiary will receive (1) the salary the Employee would have earned if he had remained employed through the 180th day after the date of his death; (2) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the Employee died and the amount of any bonus or incentive compensation for that fiscal year, pro-rated in accordance with the portion of the fiscal year elapsed prior to his death; and (3) any unpaid deferred amounts described in the next paragraph.

Each Employment Agreement provides that to the extent the Employee's total compensation for any taxable year exceeds the greater of $1,000,000 or the maximum amount of compensation deductible by the Company under Section 162(m) of the Internal Revenue Code (the greater of these two amounts referred to below as the "maximum allowable amount"), the excess amount must be deferred, with interest (at an annual rate equal to the Federal short-term rate under Section 1274(d)(1) of the Internal Revenue Code, determined as of the last day of the calendar year in which the Employee's compensation is first not deductible under Section 162(m) of the Internal Revenue Code) compounded annually, to a taxable year in which the amount to be paid to the Employee in that year (including deferred amounts and interest) does not exceed the maximum allowable amount.  Because of the Company's participation in the TARP Capital Purchase Program, the maximum allowable amount is currently $500,000.

Potential Payments Upon Termination of Employment

Messrs. W. and J. Turner. The following tables summarize the approximate value of the termination payments and benefits that Messrs. W. and J. Turner would have received if their employment had been terminated on December 31, 2008 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2008 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under Great Southern's 401(k) plan and (iii) vested account balances under our defined benefit pension plan, as described under “Pension Benefits.”  The tables also do not reflect the impact of the limitations of the TARP Capital Purchase Program or under the ARRA.

William V. Turner

Termination Scenario	Salary and Bonus Continuation ($)	Continuation of Group Health, Life and Disability Insurance Coverage ($)	Life Insurance Benefit ($)	Accelerated Vesting of Stock Options ($)	Payment of 299% of "Base Amount" ($)	Tax Gross Up Payment ($)

If termination for cause occurs	$ ---	$ ---	$ ---	$ ---	$ ---	$ ---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$ ---	$ ---	$ ---	$ ---	$ ---	$ ---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs	$ 950,019(1)	$ ---(2)	$ ---	$ ---	$ ---	$ ---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control	$ 950,019(1)	$ ---(2)	$ ---	$ 0(3)	$858,544(4)	$773,705(5)

If termination occurs as a result of death	$ 100,000(6)	$ ---	$150,000(7)	$ ---	$ ---	$ ---
________________
(1)
Represents the total salary and bonus continuation payments payable monthly to Mr. W. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2013, assuming Mr. W. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 31, 2008). The monthly payment amount would be $16,667. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the total amount of payments shown in the table assumes no such reduction.

(2)
Although Mr. W. Turner's employment agreement provides that if his employment is involuntarily terminated, he will continue to receive through the remaining term of the agreement (i.e., through September 30, 2013, assuming an involuntary termination on December 31, 2008), at the same premium cost to him, substantially the same life and disability insurance coverage and health and dental benefits as he would have received had he remained employed, Mr. Turner was not receiving any such benefits on December 31, 2008. Consequently, no such benefits would be provided to him following termination of his employment.

(3)
Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 31, 2008 ($11.44) and the exercise prices of the options (all of which were greater than $11.44, resulting in a value of zero for purposes of this column). All unvested options vest upon a change in control, regardless of whether Mr. W. Turner's employment is "involuntarily terminated."

(4)
Represents the lump sum amount payable to Mr. W. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."

(5)	Represents tax gross up payment payable to Mr. W. Turner under his employment agreement.
(6)
Represents the amount of Mr. W. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. W. Turner's estate or designated beneficiary in accordance with his employment agreement.

(7)	Represents the death benefit payable under the supplemental life insurance policy maintained for Mr. W. Turner and other officers.

Joseph W. Turner

Termination Scenario	Salary and Bonus Continuation ($)	Continuation of Group Health, Life and Disability Insurance Coverage ($)	Life Insurance Benefit ($)	Accelerated Vesting of Stock Options ($)	Payment of 299% of "Base Amount" ($)	Tax Gross Up Payment ($)

If termination for cause occurs	$ ---	$ ---	$ ---	$ ---	$ ---	$ ---

If voluntary termination (not constituting "involuntary termination" under Employment Agreement) occurs	$ ---	$ ---	$ ---	$ ---	$ ---	$ ---

If "involuntary termination" under Employment Agreement (not within 12 months prior to, at the time of or within 24 months after change in control) occurs	$2,658,708(1)	$25,466(2)	$ ---	$ ---	$ ---	$ ---

If "involuntary termination" under Employment Agreement occurs within 12 months prior to, at the time of or within 24 months after a change in control	$2,658,708(1)	$25,466(2)	$ ---	$0(3)	$1,454,067(4)	$1,854,139(5)

If termination occurs as a result of death ________________	$ 114,400(6)	$ ---	$210,000(7)	$ ---	$ ---	$ ---
(1)
Represents the total salary and bonus continuation payments payable monthly to Mr. J. Turner under his employment agreement, as described under "Employment Agreements," for the remaining term of the agreement (i.e., through September 30, 2013, assuming Mr. J. Turner's employment were "involuntarily terminated" (as defined under "Employment Agreements") on December 31, 2008). The monthly payment amount would be $46,644. While the employment agreement provides for a reduction in the monthly payment amount to the extent of any income earned from providing services to another company during the payout period, the monthly payment amount in the preceding sentence and the total amount of payments shown in the table assumes no such reduction.

(2)
Represents the approximate cost to Bancorp of providing the "Post-Employment Group Health, Life and Disability Insurance Benefits," described under "Employment Agreements," to which Mr. J. Turner would be entitled for the remaining term of his employment agreement (i.e., through September 30, 2013, assuming Mr. J. Turner's employment were terminated on December 31, 2008). Amount shown represents the aggregate share of the premium payments to be made by Bancorp, based on the monthly premium rates in effect on December 31, 2008. While the employment agreement provides for a reduction in these benefits to the extent Mr. J. Turner receives such benefits, on no less favorable terms, from another employer during the benefits continuation period, the amount shown in the table assumes no such reduction in benefits.

(3)
Represents the value of acceleration of unvested stock options, based on the closing price of Bancorp's common stock on December 31, 2008 ($11.44) and the exercise prices of the options (all of which were greater than $11.44, resulting in a value of zero for purposes of this column). All unvested options vest upon a change in control, regardless of whether Mr. J. Turner's employment is "involuntarily terminated."

(4)
Represents the lump sum amount payable to Mr. J. Turner under his employment agreement in the event his employment is "involuntarily terminated" within the 12 months preceding, at the time of or within 24 months after a change in control of Bancorp, as described under "Employment Agreements."

(5)	Represents tax gross up payment payable to Mr. J. Turner under his employment agreement.
(6)
Represents the amount of Mr. J. Turner's salary that he would have earned had he remained employed by Bancorp through the 180th day after the date of death, payable to Mr. J. Turner's estate or designated beneficiary in accordance with his employment agreement.

(7)
Represents the aggregate death benefits payable under the supplemental life insurance coverage maintained for Mr. J. Turner and other officers ($150,000) and the term life insurance coverage maintained for all employees generally ($60,000).

Messrs. Copeland, Mitchem and Marrs. None of Messrs. Copeland, Mitchem or Marrs has an employment or severance agreement with Bancorp or any of its subsidiaries. Each of Messrs. Copeland, Mitchem and Marrs held unvested stock options as of December 31, 2008, the vesting of which accelerates upon a change in control of Bancorp. If a change in control of Bancorp had occurred on December 31, 2008, the value that would have been realized by Messrs. Copeland, Mitchem and Marrs as a result of the accelerated vesting of these options (based on the closing price of Bancorp's common stock on December 31, 2008 ($11.44) and the exercise prices of the options) are $12,936, $0 and $5,852, respectively.  Great Southern maintains supplemental life insurance for Messrs. Copeland, Mitchem and Marrs, along with other officers. If Messrs. Copeland, Mitchem and Marrs were to have died on December 31, 2008, the death benefit payable for each officer under the supplemental life insurance coverage would have been $150,000. This is in addition to the term life insurance benefit generally available to all employees (which would have provided a death benefit of $60,000 for each of Messrs. Copeland, Mitchem and Marrs).

Compensation Committee Report and
Certification Pursuant to the TARP Capital Purchase Program

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Bancorp.

Submitted by the Compensation Committee of Bancorp's Board of Directors:

William E. Barclay Thomas J. Carlson Larry D. Frazier Earl A. Steinert, Jr.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of Bancorp or any of Bancorp's subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on Bancorp's Board of Directors or on the Compensation Committee of Bancorp's Board of Directors.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As a participant in the TARP Capital Purchase Program, we are required under the ARRA to include in this proxy statement and present at the Annual Meeting a non-binding stockholder vote to approve the compensation of our executives, as disclosed in this proxy statement pursuant to the compensation rules of the SEC.  This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of our executives as disclosed in this proxy statement.  The proposal will be presented at the Annual Meeting in the form of a resolution to read substantially as follows:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s proxy statement for the Annual Meeting.

As provided under the ARRA, this vote will not be binding on Bancorp’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III. RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Bancorp's Board of Directors has engaged the independent registered public accounting firm of BKD, LLP to audit Bancorp's financial statements for the 2009 fiscal year, subject to the ratification of the appointment by Bancorp's stockholders at the Annual Meeting. Representatives of BKD, LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

During the fiscal years ended December 31, 2008 and 2007, BKD, LLP provided various audit, audit related and non-audit services to Bancorp. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of Bancorp's annual financial statements and reviews of financial statements included in Bancorp's Quarterly Reports on Form 10-Q and internal control attestations for those fiscal years: $243,136 - 2008; $229,350 – 2007.

(b)	Audit Related Fees: Aggregate fees billed for professional services rendered related to audits of employee benefit plans and consultation on accounting matters: $35,515 – 2008; $13,490 – 2007.
(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax consultations: $2,505 – 2008; $4,135 – 2007.
(d)	All other fees: Aggregate fees billed for all other professional services, including regulatory compliance work and 401(k) plan administration: $24,847 – 2008; $25,086 – 2007.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to those persons believed by management to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of the Common Stock are required to file certain reports regarding their ownership with Bancorp and with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Where appropriate, historical information set forth below is based on the most recent filing on behalf of the person with Bancorp. Other than those persons listed below, management is not aware of any person or group that beneficially owns more than five percent of the Common Stock as of the Record Date. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Joseph W. Turner c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,786,861(2)	13.31%

Julie Turner Brown c/o Great Southern Bancorp, Inc. 1451 E. Battlefield Springfield, MO 65804	1,634,972(3)	12.21

Robert M. Mahoney Joyce B. Mahoney Tri-States Service Company Michael J. Mahoney 766 S. Augusta Drive Springfield, MO 65809	1,307,540(4)	9.77

Earl A. Steinert, Jr. 1736 E. Sunshine Springfield, MO 65804	938,000(5)	7.01
_______________
(1)
Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities. Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date.

(2)
Includes 74,696 shares held jointly with Mr. J. Turner's spouse, with whom Mr. J. Turner shares voting and dispositive power as to such shares (62,249 of which were pledged as collateral under margin loans), 42,400 shares which may be acquired through option exercises, 52,065 shares held by the Turner Family Foundation, a charitable foundation of which Mr. J. Turner, Ms. Julie Turner Brown, a Director of Bancorp, Mr. W. Turner, Bancorp's Chairman, and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Mr. J. Turner and Ms. Brown are the general partners; Mr. J. Turner, Ms. Brown, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 52,065 shares held by the Turner Family Foundation and Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership.  Mr. J. Turner's spouse has sole voting and dispositive power as to 2,478 shares held by her.

(3)
Includes 5,982 shares held jointly with Ms. Brown's spouse, with whom Ms. Brown shares voting and dispositive power as to such shares, 10,000 shares which may be acquired through option exercises, 20 shares held in custodial accounts for Ms. Brown's minor children, 52,065 shares held by the Turner Family Foundation, a charitable foundation of which Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse are directors, and 1,566,024 shares held by the Turner Family Limited Partnership, of which Ms. Brown and Mr. J. Turner are the general partners; Ms. Brown and Mr. J. Turner share voting and dispositive powers over the 1,566,024 shares held by the Turner Family Limited Partnership and Ms. Brown, Mr. J. Turner, Mr. W. Turner and Mr. W. Turner's spouse share voting and dispositive powers over the 52,065 shares held by the Turner Family Foundation.

(4)
Robert M. Mahoney, Joyce B. Mahoney and Tri-States Service Company reported ownership of 972,368 shares in a Schedule 13D filed on July 3, 1997. The Schedule 13D was a joint filing pursuant to Rule 13d-1(k)(1) of the Exchange Act. Joyce B. Mahoney has sole voting and dispositive power as to all shares held by the Joyce Mahoney Trust. Michael J. Mahoney has sole voting and dispositive power as to all shares held by Michael J. Mahoney.  Tri-States Service Company disclaims beneficial ownership as to all shares. Robert M. Mahoney reports sole voting and dispositive power as to all shares held by the Robert Mahoney Trust and Tri-States Service Company. Robert M. Mahoney notified the Company that he has purchased and sold additional shares in subsequent years, reporting total ownership as Robert Mahoney Trust - 684,206 shares, Joyce Mahoney Trust - 431,734 shares, Tri-States Service Company - 191,300 shares and Michael J. Mahoney - 300 shares.

(5)	Mr. Steinert has sole voting and dispositive power as to all 938,000 shares. Includes 5,000 shares which may be acquired through option exercises.

Stock Ownership of Management

The following table sets forth information, as of the Record Date, as to the shares of Common Stock beneficially owned by the directors and nominees named under "Proposal I. Election of Directors" above, the named executive officers, and all directors and executive officers as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class

William V. Turner	533,397(2)	3.97%
Earl A. Steinert, Jr.	938,000(3)	7.01
Joseph W. Turner	1,786,861(4)	13.31
Larry D. Frazier	99,300(5)	0.74
William E. Barclay	26,621(6)	0.20
Julie Turner Brown	1,634,972(7)	12.21
Thomas J. Carlson	17,066(6)	0.13
Steven G. Mitchem	109,370(8)	0.82
Rex A. Copeland	43,320(9)	0.32
Douglas W. Marrs	16,998(10)	0.13
Directors and Executive Officers as a Group (11 persons)	3,557,814(11)	26.17
_______________
(1)
Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. Under Rule 13d-3 of the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days after that date. Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)
Includes 80,153 shares held by Mr. W. Turner's spouse, of which Mr. W. Turner disclaims beneficial ownership, 41,250 shares which may be acquired through option exercises and 52,065 shares held by the Turner Family Foundation, a charitable foundation of which Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. J. Brown are directors; Mr. W. Turner, Mr. W. Turner's spouse, Mr. J. Turner and Ms. Brown share voting and dispositive powers over the 52,065 shares held by the Turner Family Foundation. Not included in the shares beneficially owned by Mr. W. Turner are the 1,566,024 shares held by the Turner Family Limited Partnership. On September 30, 2004, in a transaction undertaken for estate planning purposes, each of Mr. W. Turner and his spouse transferred all of their respective general partnership units in the partnership to Mr. J. Turner and Ms. Brown in exchange for a portion of the limited partnership units held by Mr. J. Turner and Ms. Brown. Although, as a result of the exchange, Mr. J. Turner and Ms. Brown replaced Mr. W. Turner and his spouse as general partners, each family member's share of the partnership's capital account and profits did not substantially change and their economic interest in the shares of the Common Stock held by the partnership were not significantly affected by the exchange.

(3)	For a discussion of Mr. Steinert's ownership, see footnote 5 to the immediately preceding table.
(4)	For a discussion of Mr. J. Turner's ownership, see footnote 2 to the immediately preceding table.
(5)	Includes 7,500 shares which may be acquired through option exercises.
(6)	Includes 10,000 shares which may be acquired through option exercises.
(7)	For a discussion of Ms. Brown's ownership, see footnote 3 to the immediately preceding table.
(8)	Includes 32,814 shares which may be acquired through option exercises.
(9)	Includes 34,734 shares which may be acquired through option exercises.
(10)	Includes 5,555 shares which may be acquired through option exercises.
(11)	Includes an aggregate of 214,545 shares which may be acquired through option exercises by all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Bancorp's directors, its executive officers and persons who beneficially own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish Bancorp with copies of all such ownership reports. Based solely on Bancorp's review of the copies of the ownership reports furnished to Bancorp, and written representations relative to the filing of certain forms, Bancorp is aware of: one late filing for William V. Turner for one transaction in August 2008; one late filing for Larry Larimore for one transaction in January 2008; and one late filing for William E. Barclay for one transaction in July 2008.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in Bancorp’s proxy materials for its next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Secretary of Bancorp at the executive office of Bancorp, located at 1451 E. Battlefield, Springfield, Missouri 65894, by December 14, 2009.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in Bancorp’s proxy materials for its next annual meeting of stockholders, Bancorp’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in Bancorp’s proxy materials for the meeting.  In order to be eligible for presentation at Bancorp’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of Bancorp’s bylaws must be received by the Secretary of Bancorp not earlier than the close of business on January 13, 2010 and not later than the close of business on February 12, 2010.  If, however, the date of the next annual meeting is before April 23, 2010 or after July 12, 2010, the notice of the stockholder proposal must instead be received by Bancorp’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by Bancorp.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the holders of the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by Bancorp. Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers and other employees of Bancorp and/or Great Southern may solicit proxies personally or by telephone without additional compensation.

A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SEC, MAY BE OBTAINED FROM THE SEC'S WEBSITE, AT WWW.SEC.GOV, OR FROM GREAT SOUTHERN'S WEBSITE, AT WWW.GREATSOUTHERN BANK.COM.

By Order of the Board of Directors

William V. Turner Chairman of the Board

Springfield, Missouri
April 13, 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY
GREAT SOUTHERN BANCORP, INC.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2009

The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value, of Great Southern Bancorp, Inc. ("Bancorp") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bancorp (the "Annual Meeting"), to be held at the Great Southern Operations Center, 218 S. Glenstone, Springfield, MO on May 13, 2009, at 10:00 a.m., local time, and appoints the official proxy committee of Bancorp, consisting of William V. Turner, William E. Barclay, Julie T. Brown, Larry D. Frazier and Earl A. Steinert, Jr., each with full power of substitution, to act as attorneys-in-fact for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present as follows:

Please be sure to sign and date this Proxy in the box below

Date

Stockholder sign above ____ Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

	For	With-hold	For All Except
1. The election of two directors, each for a term of three years:	☐	☐	☐

THOMAS J. CARLSON AND JOSEPH W. TURNER

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. ➡ ☐

The Board of Directors recommends a vote "FOR" the nominees and proposals listed above.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND FOR EACH OF THE OTHER PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

GREAT SOUTHERN BANCORP, INC.

This Proxy may be revoked in the manner described in Bancorp's Proxy Statement for the Annual Meeting. The above signed acknowledges receipt from Bancorp, prior to the execution of this proxy, of the Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2008.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY
COMPLETE, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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